First Financial Bank, National Association

Borrowers:	Environmental Quality Management, Inc.

EQ Engineers, LLC

Vertterre Corporation

Loan Number: 820106477

AMENDED AND RESTATED GUARANTY

THIS AMENDED AND RESTATED GUARANTY (this “Guaranty”), dated as of February 27, 2013 (the “Effective Date”), made by EQM TECHNOLOGIES & ENERGY, INC., a Delaware corporation (“Guarantor”), to, and for the benefit of, FIRST FINANCIAL BANK, NATIONAL ASSOCIATION, a national banking association, for itself and as agent for each of its affiliates (collectively, “Bank”). This Guaranty amends and restates in its entirety that certain Guaranty made by Guarantor in favor of Bank dated as of September 28, 2012 (the “Existing Guaranty”).

A.           Environmental Quality Management, Inc., an Ohio corporation (“EQMI”), EQ Engineers, LLC, an Indiana limited liability company (“EQE”), and Bank are parties to that certain Loan Agreement dated as of September 28, 2012 (the “Existing Loan Agreement”). In connection with the Existing Loan Agreement, Guarantor entered into the Existing Guaranty of the benefit of Bank.

B.           Pursuant to that certain letter (the “Letter”), dated as of December 27, 2012, among Bank, EQMI, EQE and Guarantor, Bank consented, subject to the satisfaction of certain terms and conditions, to the following (collectively, the “Vertterre Transactions”): (i) a Distribution by EQMI to Guarantor in order so that Guarantor could purchase 100% of the Capital Stock of Vertterre Corporation, a New Mexico Corporation (“Vertterre”) (the “Vertterre Acquisition”), (ii) the issuance by Guarantor of the Vertterre Subordinated Note, (iii) the consummation of the Vertterre Acquisition and any related transactions and any ancillary documents in accordance with the terms of the Vertterre Stock Purchase Agreement, and (iv) the transfer of all Guarantor’s ownership interest in the Capital Stock of Vertterre to EQMI following the Vertterre Acquisition.

C.           The effectiveness of Bank’s consent, as provided in the Letter, to the Vertterre Transactions was made conditional on, among other things, (i) Vertterre becoming a borrower under the Existing Loan Agreement and (ii) Vertterre’s Subsidiaries becoming parties to the Existing Loan Agreement in a capacity to be determined by Bank.

D. In order to satisfy the conditions set forth in the Letter, Bank and each of the Borrowers (as defined below) desire to amend the Existing Loan Agreement pursuant to the First Amendment to Loan Agreement, dated as of even date herewith, among Borrowers and Bank (the “First Amendment”).

E.           As a condition precedent to the First Amendment, Bank is requiring, among other things, that Guarantor amend and restate the Existing Guaranty to provide for, among other things, the addition of Vertterre as an additional borrower under the Existing Loan Agreement.

1.	GUARANTY.

1.1           Guaranty. For value received and in consideration of any loan, advance or financial accommodation of any kind whatsoever heretofore, now or hereafter made, given or granted to one or more of ENVIRONMENTAL QUALITY MANAGEMENT, INC., an Ohio corporation (“EQMI”), EQ ENGINEERS, LLC, an Indiana limited liability company (“EQE”), VERTTERRE CORPORATION, a New Mexico corporation (“Vertterre”),or any other Borrower from time to time party to the Loan Agreement (EQMI, EQE, and Vertterre, together with each other Borrower from time to time party to the Loan Agreement, each a “Borrower” and collectively, the “Borrowers”), Guarantor hereby absolutely, irrevocably and unconditionally guarantees to Bank: (i) the full and prompt payment when due of the principal of, all interest on, and all fees in respect of, all of the Loans and Letter of Credit Obligations and (ii) the full and prompt payment and performance of any and all other Obligations, whether all or any portion of such Loans, Letter of Credit Obligations and other Obligations are now or hereafter existing, direct or indirect, related or unrelated, joint or several, or absolute or contingent, whether or not for the payment of money, and whether arising by reason of an extension of credit, opening of a letter of credit, loan, guarantee, rate management obligation or in any other manner (all of the indebtedness, liabilities and obligations described in the foregoing clauses (i) and (ii) of this Section 1.1 which are outstanding from time to time are collectively referred to as the “Guaranteed Obligations”). Guarantor hereby absolutely, irrevocably and unconditionally guarantees to Bank the full and prompt payment and performance of the Guaranteed Obligations when any of the Guaranteed Obligations are due, including, without limitation, on the occurrence of an Event of Default, by reason of the maturity or acceleration of any of the Guaranteed Obligations, on the occurrence of a default under the terms of this Guaranty, or otherwise, and at any times after the date when due.

1.2           Capitalized Terms. Capitalized terms used, but not defined, in this Guaranty, have the meanings attributed to them in the Existing Loan Agreement, as amended by the First Amendment (as amended, as the same may be further amended, renewed, consolidated, restated or replaced from time to time, the “Loan Agreement”). Guarantor has had an opportunity to review the Loan Agreement and the other Loan Documents and to discuss the same with counsel. As used herein:

“Event of Default” has the meaning given in Section 5.1.

“Material Adverse Effect” means a material adverse effect, as determined by Bank in good faith, on (i) Guarantor’s and/or the Borrowers’, as applicable: (a) business, property, assets, operations or condition, financial or otherwise or (b) ability to perform any of its payment or other Obligations under this Guaranty or any of the other Loan Documents to which Guarantor is a party, (ii) the recoverable value of the Loan Collateral or Bank’s rights or interests therein, (iii) the enforceability of any of the Loan Documents to which Guarantor is a party, or (iv) the ability of Bank to exercise any of its rights or remedies under the Loan Documents or by law provided.

“Parent Pledge Agreement” means the Pledge Agreement dated as of September 28, 2012, executed by Parent in favor of Bank, among other things, granting a Lien in favor of Bank on all of the now and hereafter acquired equity interests of EQMI, and its successors and assigns.

“Permitted Liens” means the Liens and interests in favor of Bank granted or provided under the Loan Documents and, to the extent reflected on Guarantor’s books and records and not impairing the operations of Guarantor or any performance under, or contemplated by, the Loan Documents:

(i)          Liens arising by operation of law for taxes not yet due and payable;

(ii)         Liens of mechanics, materialmen, shippers and warehousemen for services or materials for which payment is not yet due;

(iii)        Liens incurred or deposits made in the ordinary course of Guarantor’s business in connection with workers’ compensation, unemployment insurance and other types of social security;

(iv)        Liens, if any, specifically permitted by Bank from time to time in writing;

(v)         Liens on Equipment securing Indebtedness under capitalized leases or purchase money Indebtedness so long as (a) the total amount of obligations secured by the purchase money security interests or the subject of capitalized leases during any period does not, together with any other capital expenditures made by Guarantor for the applicable period, exceed $300,000 in the aggregate in any fiscal year for Guarantor; (b) such purchase money Indebtedness or capitalized lease Indebtedness will not be secured by any of the Loan Collateral other than the property so acquired and any identifiable proceeds, (c) any Liens relating to such purchase money Indebtedness or capitalized lease Indebtedness will not extend to or cover any property of Guarantor other than the property so acquired and any identifiable proceeds, and (d) the principal amount of such capitalized lease or purchase money Indebtedness will not, at the time of the incurrence thereof, exceed the value of the property so acquired;

(vi)        Liens for taxes, assessments and other similar charges to the extent payment thereof shall not at the time be required to be made;

(vi)        those Liens described on Schedule II; provided that those Liens secure only the Indebtedness which the Liens secure on the Effective Date; and

(vii)       Liens arising from the claims or demands of materialmen, mechanics, carriers, warehousemen, landlords, bailees and other like Persons (“Third Party Claims”) if each of the following conditions is met: (a) the validity or amount of the Third Party Claim is being contested in good faith and by appropriate and lawful proceedings promptly initiated and diligently conducted, (b) Guarantor has given prior notice to Bank of the Third Party Claim, (c) Guarantor has established appropriate reserves (in Bank’s reasonable discretion exercised in good faith) for the Third Party Claim, (d) levy and execution on the Third Party Claim have been and continue to be stayed, (e) the Third Party Claim does not prevent Bank from having a perfected first priority security interest in, or a first priority Lien on, the Loan Collateral, (f) Guarantor’s title to, and its right to use, any of the Loan Collateral are not, in Bank’s judgment exercised in good faith, materially affected thereby, and (g) the amount of all Third Party Claims do not exceed, as of any date, $100,000 in the aggregate for Guarantor; and, provided, further, that Guarantor must promptly pay each such Third Party Claim to the extent the dispute is finally settled in favor of the claimant thereof.

1.3           Security. This Guaranty and the Guaranteed Obligations are secured by the Parent Pledge Agreement. Bank shall have all of its rights and remedies set forth in the Parent Pledge Agreement.

2.	NATURE OF THE GUARANTY.

2.1           Absolute Obligations. The obligations of Guarantor under this Guaranty are absolute and unconditional and will be continuing and remain in full force and effect subject to Sections 2.2 and 2.6. This is a continuing guaranty of payment and not of collection. Guarantor’s obligations under this Guaranty will not be released, discharged, affected, modified or impaired by any event, including, without limitation, any of the following events:

(i)          the compromise, settlement, release, discharge or termination of any or all of the Guaranteed Obligations by operation of law or otherwise, except as may result from the full and prompt performance and payment of the Guaranteed Obligations;

(ii)         the extension of the time for payment of any of the Guaranteed Obligations, or the waiver, modification or amendment (whether material or otherwise) of any of the Guaranteed Obligations or the acceptance of partial payments of the Guaranteed Obligations;

(iii)        the taking or failure to take any action under the Loan Agreement, any of the other Loan Documents or this Guaranty;

(iv)        the invalidity or unenforceability of any provision of the Loan Agreement, any of the other Loan Documents, or this Guaranty or any other defense any Borrower or other obligor or guarantor of the Guaranteed Obligations may assert to the payment or performance of the Guaranteed Obligations other than payment and satisfaction in full of all of the Guaranteed Obligations;

(v)         any (a) failure by Bank to take any steps to perfect, maintain, or enforce its Liens on any of the Loan Collateral, (b) subordination of any of the Guaranteed Obligations and any security therefor to any other Indebtedness of any Borrower to any Person, or (c) loss, release, substitution of, or other dealings with, any collateral or other security given to Bank with respect to the Guaranteed Obligations;

(vi)        the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all of the assets, marshaling of assets and liabilities, receivership, insolvency, bankruptcy, assignment, composition with creditors or readjustment of, or other similar proceedings affecting any Borrower, Guarantor, LGP, Grand Prairie or any other obligor or guarantor of any or all of the Guaranteed Obligations;

(vii)       any allegation of invalidity or contest of the validity of this Guaranty in any of the proceedings described in clause (vi) of this Section 2.1;

(viii)      any act, election or remedy, or other election, occurrence or circumstance of any nature, whether or not under Bank’s control, that may affect or impair any subrogation right of Guarantor or the effectiveness or value thereof;

(ix)         the default or failure of Guarantor to perform fully any of its obligations set forth in this Guaranty;

(x)          Bank’s election, in any proceeding instituted under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”), of the application of Section 1111(b)(2) of the Bankruptcy Code;

(xi)         any borrowing or grant of a security interest by any Borrower, as debtor-in-possession, under Section 364 of the Bankruptcy Code;

(xii)        the disallowance of all or any portion of Bank’s claim(s) for repayment of the Guaranteed Obligations under Section 502 of the Bankruptcy Code; or

(xiii)       any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor other than payment and satisfaction in full of all of the Guaranteed Obligations.

2.2           Revival of Guaranty. If (i) any demand is made at any time on Bank for the repayment of any amount received by it or as proceeds of any collateral or security which have been applied in payment of any of the Guaranteed Obligations, and (ii) Bank makes any repayment by reason of any judgment, decree or order of any court or administrative body or by reason of any settlement or compromise of such demand, Guarantor will be liable under this Guaranty for all amounts so repaid to the same extent as if such amounts had never been received originally by Bank.

2.3           Waivers By Guarantor. Guarantor hereby covenants that this Guaranty will not be discharged except by complete performance of the obligations contained in this Guaranty. Guarantor waives all setoffs and counterclaims and all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor, and notices of acceptance of, and reliance on, this Guaranty. Guarantor further waives all (i) notices of the existence, creation or incurring of new or additional Indebtedness arising either from additional loans extended to any Borrower or otherwise, (ii) notices that the principal amount, or any portion thereof (and any interest thereon), of the Loans or any of the other Guaranteed Obligations is due, (iii) notices of any and all proceedings to collect from any Borrower, any indorser or any other guarantor of all or any part of the Guaranteed Obligations, or from anyone else, (iv) to the extent permitted by law, notices of exchange, sale, surrender or other handling of any security or collateral given to Bank to secure payment of all or any part of the Guaranteed Obligations, and (v) defenses based on suretyship or impairment of collateral.

2.4           Application of Proceeds by Bank. Bank will have the exclusive right to determine, in its sole discretion, the order and method of the application of payments from and credits to, if any, Guarantor, Borrowers, Landfill Gas Production, L.L.C., a Delaware limited liability company (“LGP”), Grand Prairie Landfill Gas Production, Limited Liability Company, a Texas limited liability company (“Grand Prairie”), or any other Person on account of the Guaranteed Obligations or of any other liability of Guarantor to Bank.

2.5           Responsibility of Guarantor. Guarantor hereby assumes responsibility for keeping itself informed of the financial condition of Borrowers and any and all indorsers, obligors or other guarantors of any instrument or document evidencing all or any part of the Guaranteed Obligations and of all other circumstances bearing on the risk of nonpayment of the Guaranteed Obligations or any part thereof that diligent inquiry would reveal. Bank will have no duty to advise Guarantor of information known to Bank regarding such condition or any such circumstances.

2.6           Termination of Guaranty. Except as provided in Section 2.2, Guarantor’s obligations under this Guaranty for the Guaranteed Obligations will terminate upon the later to occur of: (a) the payment and performance in full of the Guaranteed Obligations and (b) the Payment in Full of the Obligations.

2.7           Taxes. All payments to be made hereunder by Guarantor shall be made without setoff, counterclaim or other defense. All such payments shall be made free and clear of and without deduction for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any governmental authority (collectively, “Taxes”) excluding Taxes imposed on or measured by Bank’s gross or net income, franchise taxes, branch profits taxes, taxes on doing business or taxes measured by or imposed upon the overall capital or net worth of Bank or its applicable lending office, or any branch or affiliate thereof, in each case imposed by the jurisdiction under the laws of which Bank, applicable lending office, branch or affiliate is organized or is located, or any nation within which such jurisdiction is located or any political subdivision thereof. If any Taxes are imposed and required to be withheld from any amount payable by Guarantor hereunder, Guarantor shall be obligated to (a) pay such additional amount so that Bank will receive a net amount (after giving effect to the payment of such additional amount and to the deduction of all Taxes) equal to the amount due hereunder, (b) pay such Taxes to the appropriate taxing authority for the account of Bank, and (c) as promptly as possible thereafter, send Bank a certified copy of any original official receipt showing payment thereof, together with such additional documentary evidence as Bank may from time to time require in its discretion exercised in good faith. If Guarantor fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to Bank the required receipts or other required documentary evidence, Guarantor shall be obligated to indemnify Bank for any incremental Taxes, interest or penalties that may become payable by Bank as a result of such failure. The obligations of Guarantor under this Section 2.7 shall survive the repayment of the Guaranteed Obligations and the termination of the Loan Agreement and the other Loan Documents.

3.	REPRESENTATIONS AND WARRANTIES; COVENANTS.

3.1           Representations and Warranties. To induce Bank to have extended and to continue to extend the Guaranteed Obligations, and for other good and valuable consideration, Guarantor hereby represents and warrants to Bank that:

(a) This Guaranty is the legal, valid and binding obligation of Guarantor, enforceable in accordance with its terms;

(b) The execution, delivery, and such performance of this Guaranty does not and will not, by the lapse of time, by the giving of notice, or the satisfaction of any other condition, violate or contravene any authority having the force of law or any agreement, instrument or other document to which Guarantor is a party or by which Guarantor or any of its properties is or may be bound;

(c) The execution and delivery of this Guaranty by Guarantor does not: (i) require any consent or approval of any Person, (ii) violate, or constitute a default under, any rule or provision of Guarantor’s articles, certificates, regulations, bylaws, operating agreement, any resolution of its members, managers, or directors, as applicable, or other agreement, document or instrument to which Guarantor is a party or by which Guarantor or any of Guarantor’s properties is or may be bound or affected, (iii) violate, or constitute a default under, any law, requirement, rule, regulation, ordinance or restriction of any Governmental Authority or agency applicable to Guarantor or by which Guarantor’s properties are bound or affected, or (iv) result in the creation or imposition of any Lien on any of the property of Guarantor except in favor of Bank;

(d) There is no action or proceeding pending before any court or Governmental Authority which materially, adversely affects the condition (financial or otherwise) of Guarantor or any of its properties;

(e) Attached hereto as Schedule I, and incorporated by reference herein, is a true and complete listing of all Indebtedness for borrowed money of Guarantor as of the First Amendment Closing Date. Except as set forth on Schedule I, Guarantor has not guaranteed the obligations of any Person (except in favor of Bank and by indorsement of negotiable instruments payable at sight for deposit or collection or similar banking transactions in the usual course of such entity’s business);

(f)          Guarantor (i) is duly organized and is and shall remain validly existing and in good standing under the laws of Delaware, and is and shall remain qualified to do business as a foreign corporation under the laws of each jurisdiction in which the failure to be so qualified and in good standing could reasonably be expected to have a Material Adverse Effect, and (ii) has and shall maintain all requisite power and authority, corporate or otherwise, to conduct its business, to own its property, to execute, deliver and perform all of its obligations under this Guaranty and each of the other Loan Documents, as applicable, to which Guarantor is a party.

3.2           Covenants. Until this Guaranty is terminated in accordance with its terms:

(a)          Indebtedness. Without Bank’s prior written consent, Guarantor will not incur any Indebtedness other than: (i) the Additional Beacon Noteholder Subordinated Debt, the December 2011 Beacon Noteholder Subordinated Debt, and the other Indebtedness set forth on Schedule I; (ii) the Guaranteed Obligations; (iii) Indebtedness (A) which is unsecured, (B) which is not for borrowed money, (C) which has been incurred in the ordinary course of Guarantor’s or its Subsidiaries’ business, (D) which is not otherwise prohibited under any provision of this Guaranty, and (E) the nonpayment of or other default under which would not have a Material Adverse Effect; (iv) Indebtedness in respect of taxes, assessments or governmental charges to the extent that payment thereof shall not at the time be required to be made; (v) Indebtedness in respect of judgments or awards which (1) have been vacated, discharged or stayed within 10 days of the entry thereof or have been in force for less than the applicable appeal period so long as execution is not levied thereunder (or in respect of which (A) Guarantor shall at the time in good faith be prosecuting an appeal or proceedings for review and (B) a stay of execution shall have been obtained pending such appeal or review), and (2) (A) are not, in the aggregate, in an amount in excess of $100,000 (and individually in excess of $50,000) of any available insurance coverage, as determined by Bank in its discretion exercised in good faith, in effect to satisfy such judgments or award for which the insurer has admitted in writing its liability for the full amount thereof and (B) do not have a Material Adverse Effect (regardless of monetary amount or insurance coverage); (vi) Indebtedness under capitalized leases or purchase money financing if (1) such Indebtedness is not secured by any of the Loan Collateral other than the property so acquired and any identifiable proceeds, (2) any Liens relating to such Indebtedness do not extend to or cover any property of Guarantor other than the property so acquired and any identifiable proceeds therefrom, (3) the principal amount of such capitalized lease or purchase money Indebtedness will not, at the time of the incurrence thereof, exceed the value of the property so acquired; and (4) the total amount of such Indebtedness during any period does not exceed $300,000 for Guarantor in any fiscal year; and (vii) Indebtedness representing reimbursement obligations and other liabilities of Guarantor with respect to surety bonds (whether payment, performance or otherwise), letters of credit, banker’s acceptances, drafts or similar documents or instruments issued for Guarantor’s account in the ordinary course of Guarantor’s business; provided, that no Indebtedness otherwise permitted under this Section 3.2(a) to be incurred shall be permitted to be incurred if, after giving effect to the incurrence thereof, any Event of Default shall have occurred and be continuing.

(b)          Guaranties. Without Bank’s prior written consent, Guarantor will not guaranty or enter into any agreements of guaranty or indemnity of the obligations of any Person except (i) those guaranties which are in favor of Bank; (ii) by indorsement of negotiable instruments payable at sight for deposit or collection or similar banking transactions in the usual course of such Guarantor’s business, (iii) guaranties of direct obligations of Guarantor’s direct and indirect Subsidiaries, which obligations are permitted under the Loan Documents, and (iv) the indemnification of officers, directors, employees, agents and other persons indemnified by Guarantor from time to time consistent with Guarantor’s charter documents.

(c)          Payments on Subordinated Debt; Amendments. Guarantor will not, and will not permit any of its Subsidiaries to: (i) make any payment (including any principal, premium, interest, fee or charge) with respect to any of the Additional Beacon Noteholder Subordinated Debt or the December 2011 Beacon Noteholder Subordinated Debt except as expressly permitted by the Additional Beacon Noteholder Subordination Agreement or the December 2011 Beacon Noteholder Subordination Agreement, as applicable; (ii) repurchase or acquire for value any of the Additional Beacon Noteholder Subordinated Debt or the December 2011 Beacon Noteholder Subordinated Debt except as expressly permitted by the Additional Beacon Noteholder Subordination Agreement or the December 2011 Beacon Noteholder Subordination Agreement, as applicable; or (iii) amend, or consent to any amendment to, the Additional Beacon Noteholder Subordinated Debt Documents, the December 2011 Beacon Noteholder Subordinated Debt Documents, or any one or more thereof.

(d)           Title to Property; No Liens. Guarantor will have: (i) good and indefeasible title to, and ownership of, all of its personal property and (ii) good and marketable fee simple title to all of its real property, in each case free and clear of all Liens except to the extent of Permitted Liens.

(e)          Maintenance of Books and Records; Access and Inspection. Guarantor shall, and shall cause each of its Subsidiaries to, keep and maintain complete books of account, records and files with respect to its business in accordance with GAAP consistently applied and shall accurately and completely record all transactions therein. Bank may, at all times during normal business hours, have (i) access to, and the right to examine and inspect, all of Guarantor’s real and personal property and (ii) access to, and the right to inspect, audit and make extracts from, all of Guarantor’s records, files and books of account, and Guarantor shall execute and deliver at the request of Bank such instruments as may be necessary for Bank to obtain such information concerning the business of Guarantor as Bank may require from any Person; however, unless an Event of Default has occurred or exists, Bank will give Guarantor reasonable notice before it makes the inspections and examinations at any office or place of business of Guarantor.

(f)          Mergers; Acquisitions. Guarantor will not merge or consolidate or be merged or consolidated with or into any other Person, or otherwise reorganize, liquidate or wind-up or dissolve itself.

(g)          Liability Insurance. Guarantor will, at all times, maintain in full force and effect such liability insurance with respect to its activities and business interruption, product liability and other insurance as may be reasonably required by Bank, such insurance to be provided by insurer(s) reasonably acceptable to Bank. Such insurance shall name Bank as an additional insured containing a severability of interest/cross-liability endorsement acceptable to Bank.

(h)          Property Insurance. Guarantor will insure all of its real and personal property against loss or damage by fire, theft, burglary, pilferage, loss in transit and such other extended coverage hazards as Bank shall specify in amounts and under policies by insurers reasonably acceptable to Bank. The policies or a certificate thereof signed by the insurer evidencing that such insurance coverage is in effect for periods of not less than one year (as measured from the date of renewal) shall be delivered to Bank within five Business Days after the issuance of the policies to Guarantor and after each renewal thereof. All premiums thereon shall be paid by Guarantor when due so as to keep such insurance in full force and effect at all times. With respect to any policy insuring any Loan Collateral, such policy shall name Bank (and no other party, except to the extent of Permitted Liens) as loss payee and, as appropriate, mortgagee under a New York standard mortgagee clause or other similar clause acceptable to Bank and shall provide that such policy may not be amended or canceled without 30 days prior written notice to Bank. If Guarantor fails to do so, Bank may (but shall not be required to) procure such insurance with respect to any of the Loan Collateral, and all such costs and expenses incurred by Bank shall be payable by Guarantor on demand and secured by the Loan Collateral provided by Guarantor.

(i)          Solvency. Guarantor will continue to be Solvent.

3.3           Parent Pledge Agreement. Guarantor will perform, observe and comply with all of the terms and conditions of the Parent Pledge Agreement.

4.          EXPENSES. Guarantor will pay all of the costs, expenses and fees, including, without limitation, all reasonable attorneys’ fees, incurred by Bank in enforcing or attempting to enforce this Guaranty, whether the same is enforced by suit or otherwise, and all amounts recoverable by law, including, without limitation, interest on any unpaid amounts due under this Guaranty.

5.	DEFAULT; SUBORDINATION; MAXIMUM LIABILITY.

5.1           Events of Default. (i) Each of the following events, whether or not caused by or within the control of Guarantor, will constitute an “Event of Default” under this Guaranty:

(a)          Guarantor does not pay, when due, any of the Indebtedness owing from such Guarantor to Bank;

(b)          Guarantor does not observe, perform, or comply with any term or provision of this Guaranty or of any of the other Loan Documents to which such Guarantor is a party or by which it is bound (exclusive of those defaults covered by the other clauses of this Section 5.1(i));

(c)          Guarantor fails to make any payment due to any Affiliate of Bank, materially breaches any agreement between such Guarantor and any Affiliate of Bank, or makes any material misrepresentation to any Affiliate of Bank;

(d)          Any representation, warranty or statement made by, or on behalf of Guarantor, (1) in this Guaranty, in connection with this Guaranty, in connection with any transaction relating to this Guaranty or in any of the other Loan Documents was false in any material respect, in the good faith judgment of Bank, when made or furnished or when treated as being made or furnished or (2) to induce Bank to make any Loan was false in any material respect, in the good faith judgment of Bank, when made or furnished or when treated as being made or furnished;

(e)          Guarantor: (1) is, as of any date, not Solvent, (2) becomes generally unable to pay its debts as they become due, (3) makes a general assignment for the benefit of creditors, or (4) calls a meeting of creditors for the composition of debts; or the Board of Directors of Guarantor (or any committee thereof) adopts a resolution authorizing or has otherwise authorized the actions described in subitems (3) or (4) of this clause (e);

(f)          (1) There is filed by Guarantor any case, petition, proceeding or other action (“Bankruptcy Case”) under any existing or future bankruptcy, insolvency, reorganization, liquidation or arrangement or readjustment of debt law or any similar existing or future law of any applicable jurisdiction (“Insolvency Law”), (2) an involuntary Bankruptcy Case (“Involuntary Proceeding”) is commenced against Guarantor under any Insolvency Law and the Involuntary Proceeding is not controverted within 10 days, or is not dismissed within 60 days, after the commencement of the Bankruptcy Case, or (3) a custodian, receiver, trustee, sequestrator, or agent is appointed or authorized to take charge of any of Guarantor’s properties;

(g)          An event or development occurs that Bank, in good faith, determines has had a Material Adverse Effect;

(h)          There occurs an uninsured casualty loss with respect to Guarantor’s assets having an aggregate fair market value of greater than $100,000;

(i)          Any default occurs under the terms applicable to any Indebtedness of Guarantor in an aggregate amount exceeding $250,000 which represents any borrowing or financing from, by or with any Person;

(j)          A contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA;

(k)          There is instituted against Guarantor any criminal proceeding for which forfeiture of any asset having an aggregate fair market value of greater than $500,000 is a potential penalty and is reasonably likely to occur, or Guarantor is enjoined, restrained or in any way prevented by order of any Governmental Authority from conducting any material part of its business affairs and such order is not completely stayed, to the satisfaction of Bank, or dissolved within one Business Day from the effective date of such order;

(l)          Guarantor shall voluntarily dissolve or cease to exist, or any final and nonappealable order or judgment shall be entered against Guarantor decreeing its involuntary dissolution; or

(m)          Guarantor or any of its Subsidiaries discovers, identifies, is given notice by any Person, or otherwise has knowledge of (1) the existence of any Environmental Liability or (2) any one or more Releases of Hazardous Substances on, about or affecting any real property owned or occupied by Guarantor or its Subsidiaries or Guarantor’s business operations, which, (A) is not entirely covered by insurance and (B) by itself or in the aggregate, will or could reasonably be estimated to subject Guarantor to indebtedness, liability, or obligations in excess of $500,000 during the term of this Guaranty.

(ii)         Each Event of Default will be deemed continuing until it is waived in writing by, or cured to the written satisfaction of, Bank.

5.2           Payment of Guaranteed Obligations. At any time after all or any portion of the Guaranteed Obligations are due and payable, whether on maturity, after the acceleration of any of the Guaranteed Obligations, on the occurrence of an Event of Default, on the occurrence of any default under this Guaranty, or otherwise: (i) Guarantor will, on the demand of Bank, immediately deposit with Bank in U.S. dollars the total amount of the Guaranteed Obligations due and payable (whether due and payable as a result of maturity, acceleration, or otherwise), and (ii) Bank will have the right: (a) to proceed directly against Guarantor under this Guaranty without first exhausting any other remedy it may have and without resorting to any security or guaranty held by Bank, (b) to compromise, settle, release, discharge or terminate any of the obligations of any other obligor(s) or guarantor(s) of the Guaranteed Obligations as Bank, in its discretion, determines without thereby in any way affecting, limiting or diminishing its rights thereafter to enforce the obligations of Guarantor under this Guaranty, (c) to sell, collect, or otherwise dispose of and to apply the proceeds of any collateral or other security given to Bank with respect to the Guaranteed Obligations in satisfaction of the Guaranteed Obligations in such order and method of application as may be elected by Bank in its discretion exercised in good faith, and (d) to exercise all of Bank’s other powers, rights and remedies under this Guaranty, the Parent Pledge Agreement, the other Loan Documents and under applicable law. Bank will not have any obligation to marshal any assets in favor of Guarantor or against or in payment of any or all of the Guaranteed Obligations.

5.3           Subordination. Until the Guaranteed Obligations have been fully paid, performed and satisfied: (i) any and all claims of Guarantor against Borrowers (or any one of them), LGP, Grand Prairie, any indorser or any other obligor or guarantor of all or any part of the Guaranteed Obligations, or against any of their respective properties are, by the signing of this Guaranty by Guarantor, made subordinate and subject in right of payment and performance to the prior payment and performance to Bank in full of all of the Guaranteed Obligations; and (ii) Guarantor will not exercise any right to enforce any remedy which Guarantor now has or may in the future have against any Borrower, any indorser or any other obligor or guarantor of all or any part of the Guaranteed Obligations.

5.4           Maximum Liability. The provisions of this Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of Guarantor under this Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of Guarantor’s liability under this Guaranty, then, notwithstanding any other provision of this Guaranty to the contrary, the amount of such liability shall, without any further action by Guarantor or Bank, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being Guarantor’s “Maximum Liability”). This Section with respect to the Maximum Liability of Guarantor is intended solely to preserve the rights of Bank to the maximum extent not subject to avoidance under applicable law, and neither Guarantor nor any other Person or entity shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of Guarantor hereunder shall not be rendered voidable under applicable law. Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of Guarantor without impairing this Guaranty or affecting the rights and remedies of Bank hereunder; provided that, nothing in this sentence shall be construed to increase Guarantor’s obligations hereunder beyond its Maximum Liability.

6.	GENERAL.

6.1           Cumulative Remedies. The remedies provided in this Guaranty, the Loan Agreement, and the other Loan Documents are cumulative and not exclusive of any remedies provided by law. Exercise of one or more remedy(ies) by Bank does not require that all or any other remedy(ies) be exercised and does not preclude later exercise of the same remedy. If there is any conflict, ambiguity, or inconsistency, in Bank’s judgment, between the terms of this Guaranty and any of the Loan Agreement or other Loan Documents, then the applicable terms and provisions, in Bank’s judgment, providing Bank with the greater rights, remedies, powers, privileges, or benefits will control.

6.2           Waivers and Amendments in Writing. Failure by Bank to exercise any right, remedy or option under this Guaranty, the Loan Agreement or in any other Loan Document or delay by Bank in exercising the same shall not operate as a waiver by Bank of its right to exercise any such right, remedy or option. No waiver by Bank shall be effective unless it is in writing and then only to the extent specifically stated. This Guaranty cannot be amended, modified, changed or terminated orally.

6.3           Entire Agreement; Counterparts; Fax Signatures. This Guaranty and the other Loan Documents to which Guarantor is a party constitute the entire agreement between the parties with respect to the subject matter of this Guaranty, and supersede all prior written and oral agreements and understandings. Any request from time to time by Guarantor for Bank’s consent under any provision in this Guaranty must be in writing, and any consent to be provided by Bank under this Guaranty from time to time must be in writing in order to be binding on Bank; however, Bank will have no obligation to provide any consent requested by Guarantor, and Bank may, for any reason in its discretion exercised in good faith, elect to withhold the requested consent. Two or more duplicate originals of this Guaranty may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument. Any documents delivered by, or on behalf of, Guarantor by facsimile transmission or other electronic delivery of an image file reflecting the execution hereof: (i) may be relied on by each party as if the document were a manually signed original and (ii) will be binding on each party for all purposes of the Loan Agreement and other Loan Documents.

6.4           Headings; Construction. Section headings in this Guaranty are included for convenience of reference only and shall not relate to the interpretation or construction of this Guaranty. Any and all references in this Guaranty to any other document or documents will be references to that other document or documents as they may, from time to time, be modified, amended, renewed, consolidated, extended or replaced.

6.5           Separate Instrument. This Guaranty constitutes a separate instrument, enforceable in accordance with its terms, and neither this Guaranty nor the obligations of Guarantor under this Guaranty will, under any circumstance or in any legal proceeding, be deemed to have merged into any other agreement or obligation of Guarantor.

6.6           Severability. If any term of this Guaranty is found invalid under Ohio law or laws of mandatory application by a court of competent jurisdiction, that invalid term will be considered excluded from this Guaranty and will not invalidate the remaining terms of this Guaranty.

6.7           OHIO LAW. THIS GUARANTY HAS BEEN DELIVERED AT AND ACCEPTED AT AND SHALL BE DEEMED TO HAVE BEEN MADE IN HAMILTON COUNTY, OHIO. THIS GUARANTY SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF OHIO (WITHOUT REFERENCE TO OHIO CONFLICTS OF LAW PRINCIPLES).

6.8           WAIVER OF JURISDICTION. AS A SPECIFICALLY BARGAINED INDUCEMENT FOR BANK TO ACCEPT THIS GUARANTY AND TO HAVE EXTENDED AND TO CONTINUE TO EXTEND CREDIT TO BORROWERS, GUARANTOR AND BANK AGREE THAT ANY ACTION, SUIT OR PROCEEDING IN RESPECT OF OR ARISING OUT OF THIS GUARANTY, ITS VALIDITY OR PERFORMANCE, AND WITHOUT LIMITATION ON THE ABILITY OF BANK, ITS SUCCESSORS AND ASSIGNS, TO EXERCISE ALL RIGHTS AS TO THE LOAN COLLATERAL AND TO INITIATE AND PROSECUTE IN ANY APPLICABLE JURISDICTION ACTIONS RELATED TO REPAYMENT OF THE GUARANTEED OBLIGATIONS, SHALL BE INITIATED AND PROSECUTED AS TO ALL PARTIES AND THEIR SUCCESSORS AND ASSIGNS AT CINCINNATI, OHIO. BANK AND GUARANTOR EACH CONSENTS TO AND SUBMITS TO THE EXERCISE OF JURISDICTION OVER ITS PERSON BY ANY COURT SITUATED AT CINCINNATI, OHIO HAVING JURISDICTION OVER THE SUBJECT MATTER, AND CONSENTS THAT ALL SERVICE OF PROCESS BE MADE BY CERTIFIED MAIL DIRECTED TO GUARANTOR AND BANK AT THEIR RESPECTIVE ADDRESSES SET FORTH IN THIS GUARANTY OR AS OTHERWISE PROVIDED UNDER THE LAWS OF THE STATE OF CINCINNATI, OHIO. GUARANTOR WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER, AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY THE COURT.

6.9           Successors and Assigns. This Guaranty will inure to the benefit of Bank, its successors and assigns and be binding on the successors and assigns of Guarantor.

6.10         Notices. Any notice required, permitted or contemplated hereunder shall, except as expressly provided in this Guaranty, be in writing and addressed to the party to be notified at the address set forth below or at such other address as each party may designate for itself from time to time by notice hereunder, and shall be deemed validly given: (i) three days following deposit in the U.S. certified mails (return receipt requested), with proper postage prepaid, or (ii) the next Business Day after such notice was delivered to a regularly scheduled overnight delivery carrier with delivery fees either prepaid or an arrangement satisfactory with such carrier made for the payment thereof, or (iii) upon receipt of notice given by telecopy (fax), mailgram, telegram, telex or personal delivery:

To Guarantor:	EQM Technologies & Energy, Inc.
1800 Carillon Boulevard
Cincinnati, Ohio 45240
Attention: Robert R. Galvin
Fax: (513) 825-7495

To Bank:	First Financial Bank, National Association
255 E. Fifth Street, Suite 800
Cincinnati, Ohio 45202
Attention: Mr. Thomas J. Fischer, Vice President
Fax: (513) 246-1872

6.11         Separate Action. Each default in payment of any amount due under this Guaranty will, at Bank’s sole option, give rise to a separate cause of action under this Guaranty, and separate suits, at Bank’s sole option, may be brought under this Guaranty as each cause of action arises.

6.12         Survival and Continuation of Representations and Warranties. All of Guarantor’s representations and warranties contained in this Guaranty shall: (i) survive the execution, delivery and acceptance hereof by the parties hereto and the closing of the transactions described herein or related hereto, (ii) be deemed to be made as of each and every day of the term of this Guaranty, and (iii) remain true until the Guaranteed Obligations are fully performed, paid and satisfied, subject to any changes to such representations and warranties that (a) are not prohibited hereby, (b) do not constitute defaults hereunder, or (c) have been consented to by Bank in writing.

6.13         Equitable Relief. Guarantor recognizes that, in the event that Guarantor fails to perform, observe or discharge any of its obligations or liabilities under this Guaranty, any remedy at law may prove to be inadequate relief to Bank; therefore, Guarantor agrees that Bank, if Bank so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

6.14         WAIVER OF JURY TRIAL. AS A SPECIFICALLY BARGAINED INDUCEMENT FOR BANK TO ENTER INTO THIS GUARANTY AND TO HAVE EXTENDED AND TO CONTINUE TO EXTEND CREDIT TO BORROWERS, GUARANTOR AND BANK EACH WAIVE TRIAL BY JURY WITH RESPECT TO ANY ACTION, CLAIM, SUIT OR PROCEEDING IN RESPECT OF OR ARISING OUT OF THIS GUARANTY.

6.15         Indemnity. Guarantor shall indemnify, defend, save and hold Bank, its affiliates, and their respective officers, directors, attorneys, and employees harmless of, from and against all claims, demands, liabilities, judgments, losses, damages, taxes, costs and expenses, joint or several (including all accounting fees and reasonable attorneys’ fees), that Bank or any such indemnified party may incur arising out of this Guaranty or any act taken by Bank hereunder (including any arising out of the comparative, contributory or sole negligence of any of Bank or any such indemnified party) except to the extent of the willful misconduct or gross negligence of such indemnified party, as determined by a court of competent jurisdiction in a final non-appealable judgment or order. The provisions of this Section 6.15 shall survive the termination of this Guaranty.

6.16         Amendment and Restatement. This Guaranty amends and restates, in its entirety, the Existing Guaranty. The obligations and other Indebtedness of Guarantor under the Existing Guaranty will continue in existence as obligations and other Indebtedness of Guarantor under the terms of this Guaranty. References in any of the Loan Documents to the Existing Guaranty shall, after the date of this Guaranty, be deemed to be references to this Guaranty.

[Signature Page Follows]

First Financial Bank, National Association

Borrowers:	Environmental Quality Management, Inc.

EQ Engineers, LLC

Vertterre Corporation

Loan Number: 820106477

Guarantor has signed this Guaranty as of the Effective Date.

EQM Technologies & Energy, Inc.

By:	/s/ Robert R. Galvin
Robert R. Galvin, Chief Financial Officer

Accepted as of the Effective Date.

FIRST FINANCIAL BANK, NATIONAL ASSOCIATION

By:	/s/ Thomas J. Fischer
Thomas J. Fischer, Vice President

SIGNATURE PAGE TO

AMENDED AND RESTATED GUARANTY

SCHEDULE I

Additional Beacon Noteholder Subordinated Debt (including Additional Greber Convertible Subordinated Note)

December 2011 Beacon Noteholder Subordinated Debt

Vertterre Subordinated Note

Capital Lease Liability – ($55,924 at December 31, 2012)

SCHEDULE II

Liens:

Liens related to the First Financial Bank Letter of Credit (SLCLSTL02779) - Lexon Insurance at Beneficiary.

Liens related to Capital Leases